UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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A10 NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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A10 NETWORKS, INC.
2300 ORCHARD PARKWAY
SAN JOSE, CALIFORNIA 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10 a.m. Pacific Time on Wednesday, April 22, 2026
Dear Stockholders of A10 Networks, Inc.:
The 2026 Annual Meeting of stockholders (the “Annual Meeting”) of A10 Networks, Inc., a Delaware corporation, will be held on Wednesday, April 22, 2026 at 10:00 a.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California 95131, for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect each of the director nominees named in the accompanying proxy statement, to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in the accompanying proxy statement;
3.	To approve, on an advisory and non-binding basis, the frequency of holding future advisory votes on executive compensation;
4.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on February 26, 2026 as the record date for the Annual Meeting. Only stockholders of record on February 26, 2026 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending the Annual Meeting as a stockholder, please follow the instructions on page 48 of the proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 22, 2026 – THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.proxyvote.com. We are mailing a notice of availability over the Internet of the proxy materials which contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of A10 Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Dhrupad Trivedi
President, Chief Executive Officer and Chairperson
San Jose, California
March 10, 2026

i

ii

A10 NETWORKS, INC.
PROXY STATEMENT
FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on Wednesday, April 22, 2026
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2026 Annual Meeting of stockholders of A10 Networks, Inc., a Delaware corporation (the “Company,” “A10,” “we,” “our” or “us”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, April 22, 2026 at 10:00 a.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California 95131. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about March 10, 2026 to all stockholders entitled to vote at the Annual Meeting.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of the board of directors of the Company (the “board”), which is currently composed of five members and has the following characteristics:
•	Director Independence. 4 of the 5 individuals currently serving as directors are independent within the meaning of the listing standards of the New York Stock Exchange.
•	Declassified Board. All directors are elected annually.
•	Director Tenure. Our directors are not long service directors. 3 of 5 directors have less than 7 years of tenure. The average tenure of our directors is approximately 7.5 years.
•	Director Age. Average age of our directors is approximately 58 years.
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Director Skills. Our directors have the following diverse experiences and perspectives in areas that we believe are critical to the success of our business and to the creation of sustainable stockholder value:

•
Director Refreshment. The Nominating and Corporate Governance Committee considers board refreshment as part of its annual evaluation process, with a focus on maintaining board composition that supports A10’s strategy.

•	Director Diversity. 60% of our directors currently self-identify as being from one or multiple diverse groups, including gender.

The following table sets forth the names, ages and certain other information for each of our directors and director nominees as of March 10, 2026:

Name	Age	Director Since	Position
Dhrupad Trivedi	59	2019	President, Chief Executive Officer and Chairperson
Tor R. Braham(1)	68	2018	Director
Peter Y. Chung(1)(2)(3)	58	2013	Director
Eric Singer(1)(2)(3)	52	2019	Director
Dana Wolf(2)	51	2022	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
Nominees for Director
Dhrupad Trivedi joined A10 Networks, Inc. in December 2019 as President and Chief Executive Officer. Dr. Trivedi was also appointed as a member of our board in December 2019 and as Chairperson of our board in September 2020. From March 2013 to November 2019, Dr. Trivedi served as President, Network Solutions – Industrial IT/IOT and Cybersecurity at Belden Inc. (NYSE: BDC), a manufacturer of networking, connectivity, and cable products, where he also served as a Corporate Vice President from January 2010 to March 2013. Prior to this, he held multiple general management and corporate development roles at JDS Uniphase Corporation. Dr. Trivedi holds a Ph.D. in electrical engineering from the University of Massachusetts, Amherst, a master’s degree in electrical engineering from the University of Alabama and an MBA in finance from Duke University. Dr. Trivedi brings global leadership experience across multiple businesses and is passionate about driving leading technology businesses to win by creating value for customers.
Tor R. Braham has served as a member of our board since March 2018. He is also member of the board of directors of IAC, Inc. (Nasdaq: IAC), a holding company focused on internet, media, and digital services, where he serves on the nominating and governance committee, as well as a private company that specializes in the manufacturing of YIG-based (Yttrium Iron Garnet) RF and microwave components. He also served as a director of Viavi Solutions Inc. (Nasdaq: VIAV), a network and service enablement and optical coatings company, from May 2017 to November 2024. Mr. Braham is also Of Counsel to the law firm of King, Holmes, Paterno and Soriano, LLP. He previously served as a member of the board of directors of Yahoo! Inc., a provider of web services from April 2016 to June 2017, Altaba, Inc., a publicly traded investment company from June 2017 to December 2021, NetApp, Inc. (Nasdaq: NTAP), a computer storage and data management company, from September 2013 to March 2016, Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016, Live Oak Acquisition Corp (NYSE: DNMR) from February 2020 to December 2020, and Live Oak Acquisition Corp II (NYSE: LOKB), from December 2020 to October 2021. Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities Inc., an investment bank, from 2004 until November 2012. From 2000 to 2004, he served as Managing Director and Co-Head of West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an investment bank. Prior to that role, Mr. Braham served as an investment banker with Warburg Dillon Read LLC and as an attorney at Wilson Sonsini Goodrich & Rosati. Mr. Braham holds a J.D. degree from New York University School of Law and a B.A. degree from Columbia College. Mr. Braham has specific attributes that qualify him to serve as a member of our board, including his extensive financial experience and knowledge of the technology industry gained through his service as an investment banker and lawyer to technology companies, as well as his service on public and private company boards.
Peter Y. Chung has served as a member of our board since June 2013. Mr. Chung is a Managing Director and Chief Executive Officer of Summit Partners, L.P., where he has been employed since 1994. He is currently a director of MACOM Technology Solutions Holdings, Inc. (Nasdaq: MTSI) as well as several privately held companies. Mr. Chung previously served as a member of the board of directors of Acacia Communications, Inc. from April 2013 to March 2021. Mr. Chung has an MBA from the Stanford University Graduate School of Business and an A.B. in economics from Harvard University. Mr. Chung has specific attributes that qualify him to serve as a member of our board, including his experience in private equity and venture capital investing and in the communications technology sector, as well as his prior service on public and private company boards.

Eric Singer has served as a member of our board since July 2019 and as our lead independent director since September 2021. Mr. Singer was the founder and Managing Member of VIEX Capital Advisors, LLC, a securities investment firm, from 2014 until December 2022. In addition to a long track record as a successful investor in technology companies, Mr. Singer has substantial experience serving on public company boards and assisting companies in creating and expanding stockholder value. He previously served on the boards of directors of Quantum Corporation (Nasdaq: QMCO), Numerex Corp., RhythmOne plc, YuMe, Inc., Support.com, Inc., Meru Networks, Inc., PLX Technology, Inc., and Sigma Designs, Inc., among others. Mr. Singer has served as Chief Executive Officer of Immersion Corporation (Nasdaq: IMMR), a developer and licensor of touch feedback technology, since January 2023. He has been a member of Immersion’s board of directors since March 2020 and previously served as Executive Chairman from August 2020 to January 2023. In connection with his role as Chief Executive Officer of Immersion, Mr. Singer also serves on the boards of directors of Barnes & Noble Education, Inc. (NYSE: BNED) (since June 2024) and Universal Electronics Inc. (Nasdaq: UEIC) (since December 2023). His service on these boards is directly tied to Immersion’s significant ownership positions in these companies and forms part of his executive responsibilities at Immersion. Mr. Singer holds a B.A. from Brandeis University. Mr. Singer’s qualifications to serve on our board include his extensive financial and operating experience, capital markets expertise, and deep knowledge of the technology industry gained through his executive leadership and service on numerous public and private company boards.
Dana Wolf has served as a member of our board since June 2022. Ms. Wolf is currently the Chief Executive Officer, Co-Founder and member of the board of directors of YeshID, an identity and access management provider. From August 2017 to November 2021, she served as Senior Vice President of Product & Marketing at Fastly Inc. (NYSE: FSLV), a global edge cloud network provider. From August 2013 to August 2017, she was the Head of Product for the cloud security product lines at OpenDNS, Inc. (acquired by Cisco Systems, Inc. (Nasdaq: CSCO)), a company providing domain name system resolution services. Ms. Wolf has over 18 years of experience in the security space, holding both product and engineering leadership roles at both Rapid7 Inc. (Nasdaq: RPD), a cyber security analytics and automation services company, and RSA Security LLC, a computer and network security company with a focus on protecting and managing online identities and digital assets. Ms. Wolf holds a B.A. from Lawrence University in Mathematics, Computer Science and Theatre and an MBA (High Tech) from Northeastern University. Ms. Wolf has specific attributes that qualify her to serve as a member of our board, including her extensive experience in the cyber security industry and cloud-based businesses.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.
Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board has determined that all of our directors other than Dr. Trivedi, our Chief Executive Officer, are “independent” as that term is defined under the listing standards of the New York Stock Exchange and do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board considered the current and prior relationships that each director has with our company and all other facts and circumstances our board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving him or her described in the section titled “Related Person Transactions.”

Board Leadership Structure
The board is committed to strong, independent board leadership and oversight of management’s performance. The board believes that whether to have the same person occupy the offices of Chairperson of the board and Chief Executive Officer should be decided by the board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interests of our stockholders. If the Chairperson is an employee, the board may appoint a lead independent director to help ensure robust independent leadership on the board.
The Chairperson of the board has the powers and duties customarily and usually associated with the office of the chairperson of the board, including setting the schedule and agenda for board meetings and presiding at meetings of the board and meetings of our stockholders, unless a Chairperson of a stockholder meeting is otherwise appointed by the board. The Chairperson also has the authority to call special meetings of our stockholders. If our Chairperson is an independent, non-employee director, the Chairperson has the responsibilities of the lead independent director.
Dr. Trivedi currently serves as both Chairperson of our board and our Chief Executive Officer. Our board believes that the current board leadership structure provides effective independent oversight of management while allowing our board and management to benefit from Dr. Trivedi’s leadership and years of experience as an executive in multiple global high technology industries including networking, cloud, IOT and cybersecurity. Dr. Trivedi is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Dr. Trivedi possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing the Company.
Lead Independent Director
Our lead independent director has the responsibility to schedule and prepare agendas for meetings of the outside directors. The lead independent director may communicate with our Chief Executive Officer, disseminate information to the rest of the board in a timely manner, raise issues with management on behalf of the outside directors when appropriate, and facilitate communications between management and the outside directors. In addition, the lead independent director may have other responsibilities, including calling meetings of outside directors when necessary and appropriate, being available, when appropriate, for consultation and direct communication with our stockholders, building a productive relationship between the board and the Chief Executive Officer, ensuring the board fulfills its oversight responsibilities in our strategy, risk oversight and succession planning, and performing such other duties as the board may from time to time designate.
Mr. Singer serves as our lead independent director. In this role, Mr. Singer presides over periodic meetings of our independent directors, serves as a liaison between our Chairperson of the board and the independent directors, and performs such additional duties as the board may otherwise determine and delegate. Mr. Singer’s contributions as a non-executive director have played a direct and material role in the value created for stockholders and his contributions remain instrumental to A10’s success. As a director, Mr. Singer has been deeply involved in advising management and providing oversight on several operational and corporate matters. Specifically, he has:
•
Worked closely with management to assess corporate strategy and define goals, helping to ensure alignment with stockholder interests. Importantly, his input has supported the development of compensation plans that are tied to appropriate performance metrics and successful business outcomes.

•
Played a meaningful role in shaping and refining A10’s corporate strategy, supporting effective execution in the face of a dynamic market environment, and providing strategic guidance on foreign exchange (FX) risk management.

•	Provided continuous advice on capital market strategy, including buyback strategy and capital allocation.
Board Meetings and Committees
During our fiscal year ended December 31, 2025, the board held six (6) meetings (including regularly scheduled and special meetings) and acted by written consent nine (9) times. Throughout the year, directors met frequently to discuss our operations, strategic matters and other business. In many instances, these meetings resulted in formal board action approved by unanimous written consent. In other instances, these meetings resulted in the board providing input to our management team throughout the year. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the board on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of the board at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of our directors attended our 2025 annual meeting of stockholders. The board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of these committees is described below. Members will serve on these committees until their resignation or until as otherwise determined by the board.
Audit Committee
The audit committee is currently comprised of Messrs. Braham, Chung and Singer. Mr. Braham is the chair of the audit committee. The board has determined that each of the members of this committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the New York Stock Exchange and the SEC. The board has also determined that Mr. Braham and Mr. Chung each qualify as an “audit committee financial expert” as defined in the Securities and Exchange Commission (the “SEC”) rules and each satisfy the financial sophistication requirements of the New York Stock Exchange.
The audit committee is responsible for, among other things:
•	selecting and hiring our registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
•	overseeing, monitoring and coordinating with regard to risk management, including those relating to enterprise risk management (ERM) and cybersecurity;
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;
•	reviewing and approving in advance any proposed related person transactions; and
•	preparing the audit committee report to be included in our annual proxy statement as required by the SEC.
The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the charter of the audit committee is available on our website at https://investors.a10networks.com/. During 2025, the audit committee held four (4) meetings and acted by written consent one (1) time.
Compensation Committee
The compensation committee currently consists of Messrs. Chung and Singer and Ms. Wolf. Mr. Chung was the chair of the compensation committee until February 10, 2026, when the board approved that Mr. Singer shall be chair of the compensation committee, effective February 11, 2026. The board has determined that each member of this committee is independent under the applicable rules and regulations of the New York Stock Exchange and the SEC, a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.
The compensation committee is responsible for, among other things:
•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	evaluating director compensation and making recommendations to the board regarding such compensation;

•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and
•	preparing the compensation committee report to be included in our form 10-K or annual proxy statement as required by the SEC.
The compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of the compensation committee is available on our website at https://investors.a10networks.com/. During 2025, the compensation committee held four (4) meetings and acted by written consent eight (8) times.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee currently consists of Messrs. Chung and Singer. Mr. Singer served as Chair of the nominating and corporate governance committee until February 10, 2026, when, as part of the board’s annual review of committee leadership and governance practices, the board approved the appointment of Mr. Chung as Chair, effective February 11, 2026. This change reflects the board’s regular refreshment of committee leadership responsibilities and its commitment to strong governance practices. The board has determined that each member of this committee meets the independence requirements of the New York Stock Exchange.
The nominating and corporate governance committee is responsible for, among other things:
•	evaluating and making recommendations regarding the composition, organization, and governance of the board and its committees;
•	evaluating and making recommendations regarding the development, oversight, and implementation of the Company’s sustainability policies, programs, and practices;
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evaluating and making recommendations regarding the policies, programs, practices, and reports concerning sustainability, environmental protection, community and social responsibility, and human rights;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
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reviewing actual and potential conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of the nominating and corporate governance committee is available on our website at https://investors.a10networks.com/. During 2025, the nominating and corporate governance committee held three (3) meetings and acted by written consent one (1) time.
Compensation Committee Interlocks and Insider Participation
Messrs. Chung and Singer and Ms. Wolf are the current members of our compensation committee. None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or the board.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the board and the needs of the board and the respective committees of the board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including, but not limited to, diversity of gender, ethnicity, race, international background and life experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
The board firmly believes that a diverse mix of backgrounds, skills, experiences, and perspectives enhances Board effectiveness and decision-making. The nominating and corporate governance committee actively incorporates diversity considerations into its director identification and evaluation process, including diversity of gender, race, ethnicity, professional experience, tenure, and thought. In evaluating potential director nominees, the nominating and corporate governance committee considers the overall composition of the board, including how a candidate’s background and experiences would complement and enhance the collective skills matrix and strategic needs of the Company. Diversity of viewpoints is an important factor in these determinations. The nominating and corporate governance committee also considers board composition and refreshment as part of its annual board and committee self-evaluation process to ensure continued alignment with the Company’s evolving strategy and governance priorities. The Company is committed to fostering diversity at all levels of the organization, including at the board level. As of the date of this proxy statement, sixty percent of our directors self-identify as being from one or more diverse groups, reflecting the board’s commitment to building and maintaining a diverse and effective governing body.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation currently in effect and amended and restated bylaws (the “bylaws”) and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that the board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include, amongst other things provided in our bylaws and under Section 14 of the Exchange Act, information about the candidate, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on the board. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our Secretary at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131. If we hold the 2027 annual meeting of stockholders no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination;
•	no earlier than December 25, 2026; and
•	no later than the close of business on January 24, 2027.
If we hold the 2027 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination no earlier than the close of business on the 120th day before the actual date of the 2027 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2027 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2027 annual meeting.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 22, 2027.

Communications with the Board of Directors
Interested parties wishing to communicate with the board or with an individual member or members of the board may do so by writing to the board or to the particular member or members of the board, and mailing the correspondence to our General Counsel at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of the board as necessary, will review all incoming communications and, if appropriate, forward such communications to the member or members of our board to whom such communications were directed, or if none is specified, to the Chairperson of the board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
The board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, the board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website under “Governance –Governance Documents” at https://investors.a10networks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Director Commitments and Overboarding
The board believes that each director must have sufficient time and capacity to effectively discharge their duties. In evaluating director nominees and continuing directors, the nominating and corporate governance committee considers each director’s contributions to A10 in line with our strategic direction as well as other public company board service, executive responsibilities, committee leadership roles, and expected time commitments.
We recognize that some stockholders and proxy advisory firms apply defined “overboarding” thresholds. The board annually reviews directors’ outside commitments in that context and discusses with each director their ability to continue to devote the necessary time to A10, including during periods of elevated Company activity.
Insider Trading Policy
The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to the Company and its personnel, including officers, directors, employees and agents, and other covered persons (the “Insider Trading Policy”). The Company believes that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Stockholder Engagement
We maintain an open and collaborative dialogue with our stockholders, recognizing that our relationship with the owners of our Company is vital to our long-term success. Our executive leadership team views active engagement as an important source of strategic insight, and stockholder perspectives are regularly shared with our board and integrated into discussions regarding strategy, operational performance, financial results, governance, executive compensation, and related matters. Direct engagement enhances corporate accountability, supports informed decision-making, and supports sustainable long-term value creation. Management provides the board with regular updates regarding stockholder feedback and themes emerging from these discussions.
In connection with our 2025 annual meeting results, the board specifically evaluated the voting outcome for our lead independent director, Mr. Eric Singer, in light of feedback regarding perceived “overboarding” and our prior disclosure practices. Through our engagement efforts, we concluded that a key driver of lower support was not only the perception of overboarding, but also a view among certain stockholders that the Company had not directly acknowledged or addressed that perception in prior proxy disclosure. As described under “Director Commitments and

Overboarding” in our Corporate Governance Guidelines, the Board annually reviews each director’s outside commitments, executive responsibilities, and expected time demands to ensure sufficient capacity to effectively discharge their duties. After careful review, and consistent with the conclusions of proxy advisory firms, the board determined that Mr. Singer’s public company board service associated with his role as Chief Executive Officer of Immersion Corporation did not constitute overboarding under applicable policies.
As outlined in our proxy materials for the 2025 annual meeting of stockholders, Mr. Singer serves on the board of Immersion Corporation, where Mr. Singer is also CEO. In addition, he serves on the board of directors of two other publicly traded companies, Barnes & Noble Education (BNED) and Universal Electronics Inc. (UEI), where his board service is directly tied to his Chief Executive Officer responsibilities at Immersion. Immersion is the largest shareholder of both BNED and UEI and holds a material financial interest. Specifically, with respect to BNED, Immersion owns approximately 32.9% of the outstanding shares of BNED and is required to consolidate its financial results with BNED. Mr. Singer’s role as a director on the BNED board is therefore essential to providing oversight of a business, the performance of which has a direct and material impact on Immersion’s financials. Similarly, Immersion owns approximately 11.9% of UEI’s outstanding shares, making Mr. Singer’s board role equally critical. In both cases, Mr. Singer’s service on the boards of BNED and UEI is not separate from, but rather a key component of, his responsibilities as Chief Executive Officer of Immersion.
The board also reaffirmed that Mr. Singer’s experience, capital markets expertise, and active engagement as lead independent director remain highly valuable to A10. At the same time, we recognized the importance of directly addressing stockholder concerns through enhanced disclosure and governance transparency. In response, we have expanded our disclosure regarding director commitments and overboarding considerations and implemented a rotation of the nominating and corporate governance committee chair position as part of our broader board refreshment and governance review process. We remain committed to continued dialogue with our stockholders and to evolving our governance practices in support of long-term stockholder value.
During 2025, we conducted a comprehensive stockholder outreach program, engaging investors representing more than 61% of our outstanding shares. We held in-person meetings, one-on-one calls, and video conferences with approximately 68% of our top 25 largest stockholders and 80% of our top 10 largest stockholders. Our Chief Executive Officer, Chief Financial Officer, and Vice President of Corporate Development participated directly in these discussions, reinforcing our commitment to senior-level engagement. In addition, members of our leadership team attended nine investor conferences during the year.
We also maintained ongoing dialogue through our investor relations program and expanded our engagement with stewardship and governance professionals throughout 2025 to ensure continued transparency and responsiveness to stockholder perspectives.
Board Responsiveness and Director Election Vote Outcomes
The Company values stockholder feedback expressed through engagement and through annual meeting vote results. While our directors are elected by a plurality of votes cast in uncontested elections, the board and the nominating and corporate governance committee monitor voting trends as meaningful signals and consider them as part of our ongoing governance and board effectiveness review. This includes detailed discussions of voting trends from our last annual meeting. Regarding those votes, the board reviewed the director election results, including the level of support received by each nominee, and discussed the feedback we received from stockholders and proxy advisory firms. The board considered (i) the director’s contributions and relevant skills, (ii) committee composition and leadership needs, (iii) board continuity and effectiveness, and (iv) stockholder feedback themes, and incorporated these inputs into our 2025-2026 engagement priorities and disclosure enhancements.
Compensation Governance
Hedging and Pledging
Pursuant to the Insider Trading Policy, all employees (including directors) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our directors and named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.

Clawback Policy
Our Executive Compensation Recoupment Policy provides for the recoupment of excess incentive compensation paid to executive officers, including the named executive officers, in the event of an accounting restatement due to material noncompliance with financial reporting requirements in accordance with New York Stock Exchange listing standards and Exchange Act Rule 10D-1.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
The board believes that open communication between management and the board is essential for effective risk management and oversight. The board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of the board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deemed appropriate.
While the board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance and cybersecurity, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risks associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Cybersecurity
Protecting the privacy and integrity of information and preventing cybercrimes is a key focus of the Company. The Company is committed to providing networking solutions that enable next-generation networks focused on reliability, availability, scalability and cybersecurity. As cyberattacks increase in volume and complexity, we integrate security as a key attribute in our solutions that further enable our customers to continue to adapt to market trends in artificial intelligence (“AI”), cloud, internet of things and the ever-increasing need for more data, building upon our strong global footprint and leadership in application and network infrastructure.
The board, executive management, and audit committee are actively engaged in the oversight of information technology (“IT”) risk management, including cybersecurity risk. Executive management and the audit committee share responsibility for overseeing our risk exposure to information security, cybersecurity, and data protection, as well as the steps management has taken to monitor and control such exposure. The board, executive management, and the audit committee receive quarterly reports on IT controls and information security. Additionally, on at least an annual basis, our audit committee reviews and discusses with management our policies and programs with respect to the oversight of IT risk and cybersecurity threats.
Oversight for assessing and managing cybersecurity risk is performed by our IT cybersecurity team, with additional oversight performed by our human resources, internal audit and legal departments. Our executive management is briefed at least quarterly by these teams. Members of the board, audit committee, and executive management are also encouraged to regularly engage in ad hoc conversations with management on cybersecurity-related news events and discuss any updates to our cybersecurity risk management and strategy programs.

The board, executive management, and audit committee are notified of any significant cybersecurity incidents through an escalation process that is established in our incident response plan and incorporated into our disclosure controls and procedures. Additionally, we maintain a third-party vendor relationship that is available for on-demand incident response and investigation, as needed.
Corporate Responsibility

We are committed to maintaining the highest standards of ethics and corporate governance, and to fostering an inclusive workforce. We believe these practices will deliver the highest value for our employees, customers, partners and stockholders. Our global footprint provides an additional level of sustainability for business performance, and we carry through this responsibility across all our global locations. For this reason, we have sustainability, workplace, and governance policies to ensure that our Company is working towards continuing to a sustainable future in the following areas:
Sustainability
We are committed to business practices that preserve the environment, recognizing its fundamental role in sustaining our society and economy. We adhere to and strive to exceed all legal and compliance requirements related to our people, products, and operations. Additionally, we aim to deliver products and services that minimize environmental impact across our entire value chain.
•
Environmental Sustainability Policy: We have adopted an Environmental Sustainability Policy, which can be accessed on our Investor Relations page under Corporate Responsibility https://investors.a10networks.com/.

•
Ongoing Environmental Initiatives: We continuously evaluate environmental initiatives to further develop our corporate policies and objectives. One such initiative is a sustainability project focused on reducing carbon emissions. We have engaged a sustainability expert and established 2019 as the baseline year for our 10-year carbon reduction plan. This strategy aligns with the 1.5"C initiative scope protocols.

•
Sustainable Facilities & Energy Efficiency: Our corporate headquarters in San Jose, California, complies with the California Building Energy Efficiency Standards (Title 24) to reduce wasteful and unnecessary energy consumption. We have also planned for increased use of renewable energy in partnership with PG&E. Additionally, we provide EV charging stations for employees and visitors and facilitate recycling and proper disposal of e-waste, in accordance with local requirements.

•
Conflict Minerals Supply Chain Policy: Under our Conflict Minerals Supply Chain Policy, we expect/inspect our suppliers to comply with our standards for responsible sourcing of minerals from conflict-affected and high-risk areas. Suppliers must cooperate with our due diligence inquiries, information requests, and certifications to meet reporting and disclosure obligations and ensure they do not knowingly contribute to local conflict or human rights abuses.

Workplace Standards
We believe in fostering an inclusive environment for employees, as well as encouraging equity and inclusion within the customer and partner ecosystem, and our community at large. We strive to create a corporate culture that values diverse backgrounds and innovative thinking. We stand against all discrimination as stated in our Statement Against Discrimination.
•
We offer a variety of training programs, such as engineering and product line management training, individual career development and coaching, training for sales and marketing and internship programs. Our training and employment opportunities aim to address both our business needs as well as employee growth.

•
We are committed to providing a work environment free from unlawful harassment and we prohibit all employees from engaging in harassment whether directed toward other employees or non-employees with whom we have a business, service, or professional relationship. Periodic training on our code of conduct and harassment policies is required.

•
We strive to be compliant with data privacy statutes globally. As a network security vendor, we review and apply security best practices. This includes onsite physical security of buildings and employees.

•
We offer an attractive and competitive mix of compensation and benefit plans to support our employees and their families’ physical, mental, and financial well-being. We believe that we employ a fair and merit-based total compensation system for our employees. Employees are generally eligible for medical, dental, vision, wellness and other comprehensive benefits, most of which become effective on their start date.

•
Almost all employees have an opportunity to acquire an ownership interest in our Company, and there are several programs that provide employees with the ability to own our stock. Generally, more than 90% of our employees participate in at least one of our stock programs, which almost all employees can participate in. Our discounted stock purchase program helps to build employee ownership and inclusion mentality. The Company supports the United Nations Global Compact and the protection of internationally proclaimed human rights and labor standards. As such, and as stated in our Statement Against Modern Slavery and other policies, the Company:

○	Strictly prohibits human trafficking and child labor;
○	Provides compensation fairly and in accordance with local laws;
○	Expects workloads and workdays to be reasonable and in compliance with local laws;
○	Will not allow harsh or inhumane treatment of its workers; and
○	Will encourage and comport with the principles that enable working environments that are free from harassment and discrimination.
Governance
We are committed to maintaining strong corporate governance practices that promote accountability, transparency, ethical conduct, and long-term value creation. Our governance framework reflects evolving regulatory requirements, industry best practices, and ongoing feedback from employees, customers, partners, vendors, and stockholders.
•
Our board is composed of a majority of independent directors and reflects a diverse range of professional backgrounds, industry experience, and perspectives. We believe a balanced mix of skills and experiences strengthens board oversight and enhances long-term decision-making

•
We have established standards and practices to which our directors, executives, and employees are expected to adhere, including our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Executive Compensation Recoupment Policy, Insider Trading Policy, Whistleblower Policy, Conflict Minerals Supply Chain Policy, and Employee Handbook.

•
With respect to director commitments, the nominating and corporate governance committee reviews outside board service as part of its evaluation process and considers whether directors have sufficient time to effectively fulfill their responsibilities.

•
Stockholder input is important in shaping our executive compensation philosophy and program design. The compensation committee reviews stockholder feedback following each annual meeting and considers that feedback in its ongoing evaluation of compensation practices. See “2025 Say on Pay.”

Director Compensation
Equity Compensation
Each non-employee director who first joins the board will be granted an initial equity award with a value of $225,000. On the date of each annual meeting of stockholders, each continuing non-employee director will be granted an annual equity award with a value of $200,000. However, a continuing non-employee director who, as of the date of our annual stockholder meeting, has not served as a board member for the entire 12-month period prior to the annual stockholder meeting will receive an annual award with a value that is prorated based on the number of months the director served during the prior year. The initial and annual equity awards will be granted in the form of restricted stock units, and the number of shares to be granted pursuant to such equity awards will be determined by the closing price of a share of our common stock on the New York Stock Exchange on the grant date. A non-employee director who is not continuing as a director following an annual stockholder meeting will not receive an annual equity award at such meeting.
The initial equity award will be scheduled to vest in three, equal, annual installments from the date the non-employee director joins the board, subject to continued service with us through each such date. Each annual equity award will vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service with us through such date.
Cash Compensation
The board approved the following annual compensation package for our non-employee directors:

Annual Cash Retainer ($)
Annual retainer	80,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee member	7,500
Additional retainer for compensation committee chair	12,000
Additional retainer for compensation committee member	5,000
Additional retainer for nominating and governance committee chair	7,500
Additional retainer for nominating and governance committee member	3,500
Additional retainer for non-executive chairperson of the board (if applicable)[1]	30,000
Additional retainer for independent lead director	15,000

[1]	During 2025, we had an executive chairperson of the board. Accordingly, no payment was made in relation to this position in 2025.

Director Compensation
The following table provides information regarding the total compensation that was paid by the Company to each of our non-employee directors in 2025. None of our non-employee directors were granted option awards in 2025.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tor R. Braham	$92,500	$199,994	$292,493
Peter Y. Chung	$95,500	$199,994	$295,493
Eric Singer	$107,500	$199,994	$307,493
Dana Wolf	$77,500	$199,994	$277,493

(1)
The aggregate number of shares of our common stock subject to stock awards outstanding at December 31, 2025, for each non-employee director is as below. There were no outstanding stock options held by non-employee directors as of December 31, 2025:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2025 (#)
Tor R. Braham	12,698
Peter Y. Chung	12,698
Eric Singer	12,698
Dana Wolf	12,698

(2)
The amount reported in the Stock Awards column is the aggregate grant date fair value of the stock award, computed in accordance with equity compensation provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As required by the rules of the SEC, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the director from the award.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The board is currently composed of five members. At the Annual Meeting, each of the five recommended nominees, if elected, will serve for a one-year term. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.
Nominees
As recommended by the nominating and corporate governance committee, the board’s nominees for election to the board are the following current members of the board: Tor R. Braham, Peter Y. Chung, Eric Singer, Dhrupad Trivedi and Dana Wolf. If elected, each nominee would hold office until the annual meeting to be held in 2027 and until their successor is elected and qualified or until their earlier death, resignation or removal. For information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “for” the election of the nominees listed above. Each nominee has advised us that they are willing to serve on the board, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Board Consideration of Votes
Although the bylaws provide for election by plurality in uncontested elections, if any incumbent director nominee receives more WITHOLD votes than FOR votes, the nominating and corporate governance committee will continue to review the voting results and related stockholder feedback and will recommend to the board any actions it believes are appropriate under the circumstances.
Vote Required
The election of each director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or the board. However, the Say-on-Pay vote will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The board and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis” beginning on page 23 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2026 Annual Meeting pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,
ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
ADVISORY VOTE REGARDING THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also requires us to obtain an advisory vote (non-binding), at least once every six years, from our stockholders indicating their preference on how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow the board, management, and our stockholders to engage in a timely, open, and meaningful dialogue regarding our compensation philosophy, policies and practices.
Vote Required
You may indicate your preference regarding the frequency of holding future advisory votes on executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may “ABSTAIN” from voting on this proposal. The frequency-one year, two years or three years-receiving the highest number of votes will be considered the frequency of holding future advisory votes on executive compensation recommended by stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal.
While our board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, two years or three years.
Our board and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board or our company, our board may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The audit committee of the board appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2026. Grant Thornton has served as our independent registered public accounting firm since June 2023. Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending December 31, 2026. The audit committee is submitting the appointment of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of Grant Thornton, the board may reconsider the appointment.
Notwithstanding the appointment of Grant Thornton and even if our stockholders ratify the appointment, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders.
On November 4, 2024, the Company engaged Grant Thornton UK LLP (“Grant Thornton UK”) to audit the financial statements of the Company’s wholly-owned subsidiary, A10 Networks Limited for the fiscal year ended December 31, 2023, and to provide certain other related services (collectively, the “UK Audit Services”). The UK Audit Services continued into 2025. In approving the selection of Grant Thornton as our independent registered public accounting firm, the audit committee considered these services previously provided by Grant Thornton UK and concluded that such services by Grant Thornton UK would not adversely affect the independence of Grant Thornton.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to the Company by Grant Thornton for our fiscal year ended December 31, 2025 and December 31, 2024.

	2025	2024
Audit Fees(1)	$1,607,523	$1,495,711
Audit-Related Fees(2)	__	__
Tax Fees(3)	__	__
All Other Fees(4)	160,500	__
Total Fees	$1,768,023	$1,495,711

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. The amounts reported for our fiscal year ended December 31, 2024 and our fiscal year ended December 31, 2025 include $38,521 and $94,545, respectively, related to the UK Audit Services described above.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)
All Other Fees consist of permitted services other than those that meet the criteria above. The amount reported for 2025 was related to a comfort letter related to a convertible dept financing as described in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Auditor Independence
In approving the selection of Grant Thornton as our independent registered public accounting firm, the audit committee considered the services previously provided by Grant Thornton UK, as discussed above, and concluded that such services by Grant Thornton UK would not adversely affect the independence of Grant Thornton.

In our fiscal year ended December 31, 2025, there were no other professional services provided by Grant Thornton, other than those listed above, that would have required the audit committee to consider their compatibility with maintaining the independence of Grant Thornton.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Grant Thornton for our fiscal year ended December 31, 2024 and December 31, 2025 were pre-approved by the audit committee.
Vote Required
The ratification of the appointment of Grant Thornton requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF GRANT THORNTON LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board, which is available on our website at https://investors.a10networks.com/ . The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements with management and Grant Thornton;
•	discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;
•
received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and

•	discussed with Grant Thornton its independence.
Based on the audit committee’s review and discussions with management and Grant Thornton, the audit committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board:
Tor R. Braham (Chair)
Peter Y. Chung
Eric Singer
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 10, 2026. Officers are elected by the board to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Dhrupad Trivedi	59	President, Chief Executive Officer and Chairperson
Michelle Caron	58	Chief Financial Officer
Sheen Khoury	58	Executive Vice President, Worldwide Sales & Marketing
Scott Weber	60	General Counsel and Corporate Secretary

Dhrupad Trivedi is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his background and experience.
Michelle Caron has served as our Chief Financial Officer since September 2025. Ms. Caron served as Vice President Finance and Chief Financial Officer of Beckman Coulter Life Sciences, a division of Danaher Corporation (NYSE: DHR) from June 2021 to September 2025. From July 2019 to June 2021, Ms. Caron served as Global Financial Officer – Business Unit, Lab, Food and Beverage, and Medical for Pall Corporation, a subsidiary of Danaher Corporation. With more than 20 years of finance leadership experience, Ms. Caron has led initiatives in operational excellence, mergers and acquisitions, budgeting, and strategy development. Prior to Danaher Corporation, she held Chief Financial Officer and other finance roles at Phenomenex (acquired by Danaher Corporation in 2016), Philips Healthcare and Stryker Biotech. Ms. Caron is a certified public accountant and has an MBA from Southern Connecticut State University.
Sheen Khoury has served as our Executive Vice President of Sales and Marketing since June 2025. Mr. Khoury brings over 30 years of sales leadership experience. From June 2023 to June 2025 Mr. Khoury served as Vice President, Global Software Sales and Morpheus Sales at Hewlett Packard Enterprise (NYSE: HPE). From July 2020 to June 2023, Mr. Khoury served as Chief Revenue Officer of OpsRamp, an IT Operations Management (ITOM) SaaS company, which was acquired by HPR in May 2023. Throughout his career, Mr. Khoury has held senior sales leadership roles at companies such as Virtana, Vyatta (a Brocade Company), Aerohive Networks, Citrix (Netscaler), Exodus, and Oracle. He is recognized for building and coaching high-performing global sales teams, as well as for working cross-functionally with product and engineering teams to align go-to-market strategies with evolving customer needs and market dynamics. Mr. Khoury brings deep experience in the enterprise and security markets in North America. Mr. Khoury is a graduate of Arizona State University’s W.P. Carey School of Business.
Scott Weber has served as our General Counsel and Corporate Secretary since June 2022. Mr. Weber has over thirty years of legal experience. From July 2019 through June 2022, Mr. Weber was Sr. Director / Associate General Counsel of Workday, Inc. (Nasdaq: WDAY) where he managed a dedicated commercial legal team in support of the North America large sales organization and Workday’s global contracts operations team. Prior to Workday, Mr. Weber served as Lumina Networks Inc.’s General Counsel in San Jose, California after relocating from Singapore where he had spent 10 years leading Juniper Network, Inc.’s (NYSE: JNPR) Asian Legal department. His work at the Company includes oversight of the Company’s legal and corporate compliance-related activities. Mr. Weber has a J.D. in law from Southern Methodist University and a B.A. from Emory University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
At-a-Glance
•	Pay for performance: A meaningful portion of target compensation is variable and tied to Company performance and value creation.
•	Balanced scorecard: Incentives emphasize a combination of profitable growth, operating discipline, and strategic execution aligned to long-term stockholder value.
•	Good governance: No hedging/pledging, clawback policy in place, independent compensation committee oversight, and periodic program review with stockholder input.
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following persons are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as our Named Executive Officers (“NEOs”):

Name	Position
Dhrupad Trivedi	President and Chief Executive Officer
Michelle Caron	Chief Financial Officer
Sheen Khoury	Executive Vice President, Worldwide Sales & Marketing
Scott Weber	General Counsel and Corporate Secretary
Brian Becker (1)	Former Chief Financial Officer

(1)	Mr. Becker resigned from his position as Chief Financial Officer, effective September 30, 2025.
Business Context for Executive Compensation
A10 is a global provider of secure application and network infrastructure solutions that enable enterprises and service providers to deliver high-performance, reliable, and protected digital services across on-premises, hybrid cloud, and distributed environments Our solutions operate in mission-critical environments where availability, scalability, low latency, and security are essential, and are delivered through an integrated architecture spanning application delivery, traffic management, DDoS protection, and application and API security.
During 2025, we continued executing on our strategy to unify performance and security within a common platform architecture while expanding our cybersecurity capabilities and enterprise market presence. We advanced investments in AI-related infrastructure capabilities, strengthened our flexible capacity and term-based offerings, and in February 2025, we acquired the assets and key personnel of ThreatX Protect, adding cloud-delivered web application and API protection capabilities and further advancing our position in enterprise security markets.
Our executive compensation program is designed to support this strategic framework. Annual and long-term incentive metrics emphasize revenue growth, operating margin performance, and disciplined execution, reflecting our focus on profitable growth, operational efficiency, and long-term total shareholder return. By aligning compensation outcomes with measurable financial and operating performance, we reinforce accountability for executing our strategy while maintaining capital discipline.

Financial Summary and Compensation Highlights

2025 FY
Adjusted EBITDA
$29.6%
Revenue
$290.6M
Non-GAAP
Gross Margin
80.6%
Non-GAAP
Net Income
$66.3M
$0.90 Per Diluted Share
Capital Returned to Shareholders
$86.3M
Dividends and Stock Repurchases
Available Cash and Marketable Securities
$377.9M
A1

Fiscal 2025 was focused on disciplined execution, expansion of our security portfolio, integration of the ThreatX Protect acquisition, and continued emphasis on profitable growth and capital efficiency. The compensation committee’s decisions reflect alignment between Company performance and executive pay outcomes.
•
Revenue Performance. Fiscal year 2025 revenue was $290.6 million, representing 11% growth year-over-year. Revenue performance resulted in a payout of 140% for the revenue component of the 2025 Executive Cash Incentive Plan, which represents 50% of the total corporate performance weighting.

•
Profitability Performance. Fiscal year 2025 adjusted EBITDA was $86.0 million, representing an adjusted EBITDA margin of 29.6%. Performance against the profitability target resulted in a payout of 124.2% for the adjusted EBITDA component of the 2025 Executive Cash Incentive Plan, which represents the remaining 50% of the corporate performance weighting.

•
Performance-Based Long-Term Incentives. Approximately 90% of our Chief Executive Officer’s and 71% of our other current named executive officers’ 2025 long-term equity awards were performance-based, subject to multi-year performance conditions designed to align realized compensation with sustained stockholder value creation.

•
Total Shareholder Return. As of December 31, 2025, our one-year, two-year, three-year, four-year, and five-year absolute total shareholder return were 67%, 71%, 38%, 96%, and 91%, respectively, reflecting strong long-term value creation.

Based on these results, the compensation committee determined that 2025 executive compensation outcomes appropriately reflected Company financial performance, stockholder returns, and disciplined execution against our strategic objectives.
2025 Say on Pay
At our 2025 Annual Meeting, stockholders voted strongly in support of our executive compensation program with approximately 97% of votes cast in support of the Company’s say-on-pay proposal. We continue to engage our stockholders on various issues through an extensive and thoughtful investor relations program. During this engagement, stockholders have an opportunity to provide feedback on a variety of topics, including executive compensation. The

Company’s outreach via investor conferences and other means has increased and we have received strong favorable support from our stockholders over the past few years. The compensation committee considers stockholders’ viewpoints in the development and approval of all compensation policies and practices at A10 Networks, Inc.
Compensation Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table.

	What We Do		What We Don’t Do
✔	Heavy emphasis on at-risk compensation. 90% for our CEO and an average of 71% for our other NEOs.	✘	Prohibition of hedging, pledging, and short sales. We prohibit short sales, transactions in derivatives, hedging, and pledging of our securities by our NEOs.
✔	Double-trigger and retention-oriented change in control provisions. We have double-trigger change in control provisions in place with our NEOs that encourage retention.	✘	No retirement vesting. We do not include retirement vesting provisions in equity awards.
✔	Annual compensation risk assessment. Our compensation committee conducts an annual risk assessment of our compensation program.	✘	No pension or other special benefits. We do not provide pensions or supplemental executive retirement, health, or insurance benefits.
✔	Clawback policy. We maintain a clawback policy that applies to all of our NEOs.	✘	No change in control gross-up payments. We do not offer gross-up payments for related change of control excise taxes.
✔	Stockholder engagement. Engage with stockholders regarding governance and / or executive compensation issues.	✘	No perquisites. We generally do not provide any perquisites to our NEOs.
✔	Say on Pay. Conduct annual say-on-pay vote.	✘	No repricing. We do not allow repricing of stock options without stockholder approval.

What Guides Our Program
Compensation Philosophy
Our executive compensation program is designed to attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to reward our NEOs and other corporate officers for achieving strong operational performance and delivering on our Company’s strategic initiatives, both of which are important to the long-term success of the Company. Our philosophy is underpinned by the following key principles:

Performance-Driven and Stockholder-Aligned
A significant portion of our NEOs’ total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives and designed to drive stockholder value creation.

Competitively-Positioned
Target Total Direct Compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success.

Responsibly-Governed	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Principal Elements of Compensation
Our compensation philosophy is supported by the following principal elements of compensation:

	How It’s Paid	Rationale
Base Salary	Cash (Fixed)	Provide compensation to our NEOs for services based on their experience and past performance

Non-Equity Incentive Plan Compensation (Executive Cash Incentive Plan)	Cash (At Risk)	Motivate and reward our NEOs for focusing on individual and company objectives that drive increased stockholder value

Long-Term Equity Incentive Compensation	Equity (At Risk)	Align our NEOs’ interests with the long-term interests of our stockholders and to support our leadership retention strategy

Compensation Program Risk Assessment
Our compensation committee is required to assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Our compensation committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Rather, our compensation committee believes that our practices adequately manage risk because:
•	our executive compensation is periodically benchmarked by our independent compensation consultant to our peers;
•	annual capped cash incentives under the Executive Cash Incentive Plan;
•	our Executive Cash Incentive Plan preserves discretion to permit our compensation committee to elect not to pay otherwise achieved bonus amounts for any reason; and
•	a meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our executives value and focus on our long-term performance.
Pay Mix
The charts below show the Total Direct Compensation (“TDC”) of our Chief Executive Officer (“CEO”) and our other NEOs for fiscal 2025. These charts illustrate that a majority of executive compensation is at-risk (90% for our CEO and an average of 71% for our other NEOs).

2025 Executive Compensation Program in Detail
Base Salary
Base salary is the primary fixed component of our NEOs’ compensation. We use base salary to compensate our NEOs for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. In making base salary decisions, the compensation committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The compensation committee takes into account factors such as relevant market data as well as individual performance and contributions. We typically review and consider adjustments to our NEOs’ base salaries on an annual basis, and consistent with such practice, our compensation committee provided appropriate increases to the base salaries of our CEO and Chief Financial Officer (“CFO”) and General Counsel to keep pay in line with our peers.

	Fiscal 2025 Base Salary	Fiscal 2026 Base Salary	% Change
Dhrupad Trivedi	$700,000	$850,000	21.43%
Michelle Caron	$400,000	$400,000	0%
Sheen Khoury	$400,000	$400,000	0%
Scott Weber	$300,000	$307,650	2.55%
Brian Becker	$325,000	—	—

2025 Executive Cash Incentive Plan
Our approach to annual incentive compensation supports our pay-for-performance philosophy and aligns individual payouts with the goals set forth in our annual operating plan. Under the Executive Cash Incentive Plan, executives are eligible for cash awards based on our attainment of performance goals established by the compensation committee as part of our annual operating and strategic planning process. Unless otherwise determined by our compensation committee, to earn an actual award a participant must be employed by the Company (or an affiliate of the Company) through the date the bonus is paid.
Target Award Opportunities
Our compensation committee considered (i) the desired target total cash compensation opportunity and target total direct compensation opportunity that it believed were reasonable and appropriate for each executive officer, (ii) each executive officer’s prior annual cash incentive awards, (iii) our current business environment, (iv) the competitive market data, and (v) each executive officer’s past performance, anticipated future contributions, role, responsibilities, skills and experience when establishing their target award opportunities for 2025. Target award opportunities for our NEOs for fiscal 2025, prorated for the time served in the role, were as follows:

Target Incentive Opportunity (as a % of Salary)
Dhrupad Trivedi	114.3%(1)
Michelle Caron	50%
Sheen Khoury	100%
Scott Weber	40%
Brian Becker	55%

(1)	Fixed amount of $800,000
2025 Corporate Goals and Individual Performance Factors
The 2025 Executive Cash Incentive Plan is funded based upon corporate financial performance based on two objectives: Revenue and non-GAAP adjusted net earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). These goals are linked to excess performance relative to our peer group. Each performance objective has an established threshold, target and maximum performance objective which corresponds to payout levels of 60%, 100% and 140% of target incentives, respectively.
Our 2025 financial goals are based on our operating plan approved by the board, whose intent was to reward participants for growing the business and increasing profitability. The achievement percentage for each corporate objective is subject to linear interpolation between established goals. Each participant’s calculated cash incentive award is then adjusted by an individual performance multiplier. In no event may the participant’s annual incentive opportunity exceed 140% of the target incentive opportunity. No payment will be made for achievement below the threshold performance levels.

Performance Measure(1)	Weighting	2025 Performance Objectives
		Threshold	Target	Maximum
Revenue	50%	$272M	$282M	$288M
Adjusted EBITDA	50%	$80.1M	$83.4M	$87.7M
Potential Payout Level (as a % of Target)		60%	100%	140%

(1)
For purposes of the Executive Cash Incentive Plan, “Revenue” is defined as our GAAP revenues; and “adjusted EBITDA” is defined as our GAAP net income excluding (i) interest and other income, net, (ii) depreciation and amortization expense, (iii) provision for income taxes, (iv) stock-based compensation and related payroll tax, (v) impairment expense, (vi) tax planning expense, (vii) workforce reduction expense, (viii) cyber incident remediation expense and (ix) one-time legal expense. As a result, these financial metrics may differ from the financial results we report in our quarterly earnings release materials.

2025 Corporate Results and Individual Performance Determination
In early 2026, our compensation committee reviewed our achievement against our corporate performance goals. Based on 2025 revenue of $290.6 million (a $28.9 million, or 11%, improvement year-over-year) and adjusted EBITDA of $86 million (representing 29.6% of revenue, in line with stated goals for profitability), resulting in a 140% payout opportunity for the Revenue goal and a 124.2% payout opportunity for the adjusted EBITDA goal combined for a 132.1% overall achievement level. After multiplying the corporate performance factor by the individual performance factor, the below awards were earned by the NEOs for 2025. Individual performance was measured based on a qualitative assessment of the NEO’s overall contributions to the Company’s 2025 success in terms of revenue and adjusted EBITDA.

	2025 Target Award Opportunity(1)	Award Payout
Dhrupad Trivedi	$800,000	$1,056,800
Michelle Caron	$53,788	$76,968
Sheen Khoury	$233,333	$246,259
Scott Weber	$120,000	$134,640

(1)	Ms. Caron’s and Mr. Khoury’s 2025 target award opportunities are pro-rated for their partial year of employment. Mr. Becker forfeited his 2025 incentive opportunity upon his resignation.
2025 Long-Term Equity Incentive Compensation
The compensation committee believes that a significant emphasis on performance-based restricted stock unit awards (“PSUs”) enhance the pay-for-performance aspect of the compensation program and also further align the interests of executive management with our stockholders. Accordingly, on February 6, 2025, the compensation committee approved equity awards for certain of our NEOs with 50% of the target award value consisting of PSUs, and 50% of the award value consisting of RSUs covering the following target number of shares of our common stock:

	2025 PSUs	2025 RSUs
Dhrupad Trivedi	126,812	126,812
Scott Weber	7,764	7,764
Brian Becker	13,587	13,587

2025 PSU Awards
One-half (1/2) of the shares of our common stock subject to the PSU awards will become eligible to vest upon the achievement of each of the two distinct stock price targets as set forth below (the “Performance Milestones”) subject to continued service to the Company (the “Eligible Portion”). The Eligible Portion will vest in three installments, with the first one-half (1/2) of the Eligible Portion to vest within thirty (30) days of achievement of the respective Performance Milestone and an additional one-quarter (1/4) of the Eligible Portion to vest on each of the first and second anniversaries of achievement of the Performance Milestone, subject in each case to continued service on each such date.
$20.41 Performance Milestone: One-half (1/2) of the shares of the Company’s common stock subject to the PSU award will become an Eligible Portion upon the achievement of $20.41 or greater 100-Day Volume Weighted Average Stock Price (“VWAP”) occurring in the period beginning on the date of grant of the PSU award and ending on the four (4) year anniversary of such date (the “Performance Period”).
$22.26 Performance Milestone: One-half (1/2) of the shares of the Company’s common stock subject to the PSU award will become an Eligible Portion upon the achievement of $22.26 or greater VWAP during the Performance Period.
On the date of grant of the PSU awards, the VWAP was $17.85. As of December 31, 2025, neither Performance Milestone was met.
2025 RSU Awards
The RSUs comprised the remaining 50% of the annual equity awards to each of the above-named executive officers and vest in three equal, annual installments with a first vest date of February 1, 2026, subject in each case to the NEO’s continued service through each vesting date.
2025 New Hire NEO Awards
In July 2025, in connection with his joining the company, our compensation committee approved the grant to Mr. Khoury of time-based PSUs covering 35,000 shares of our common stock and RSUs covering 35,000 shares of our common stock.
In September 2025, in connection with her joining the company, our compensation committee approved the grant to Ms. Caron of time-based PSUs covering 13,706 shares of our common stock and RSUs covering 13,706 shares of our common stock.
Both Mr. Khoury’s and Ms. Caron’s PSU awards include both performance-based vesting and service-based vesting and will become eligible to vest upon the achievement of the $20.41 or greater VWAP during the Performance Period (the “New Hire Performance Milestone”), as well as continued service to the Company. The vesting of the shares of the Company’s common stock subject to the PSU Award will occur in three installments, with the first fifty percent (50%) of the shares of the Company’s common stock subject to the PSU Award to vest within thirty (30) days of achievement of the New Hire Performance Milestone and an additional one-quarter (1/4th) to vest on each of the first and second anniversaries of achievement of the New Hire Performance Milestone, subject in each case to continued service on each such date. On the date of grant of Mr. Khoury’s PSU award, the VWAP was $17.43, and on the date of grant of Ms. Caron’s PSU award, the VWAP was $18.14. As of December 31, 2025, the New Hire Performance Milestone had not been met.
Mr. Khoury RSU is scheduled to vest in three equal, annual installments with a first vest date of June 5, 2026, subject in each case to Mr. Khoury’s continued service through each vesting date.
Ms. Caron’s RSU is scheduled to vest in four equal, annual installments with a first vest date of October 5, 2026, subject in each case to Ms. Caron’s continued service through each vesting date.

2026 Equity Awards
On February 12, 2026, after considering current peer practice, the compensation committee approved equity awards for certain of our NEOs with 50% of the target award value consisting of PSUs, and 50% of the award value consisting of RSUs covering the following target number of shares of our common stock.

	2026 PSUs	2026 RSUs
Dhrupad Trivedi	131,516	131,516
Michelle Caron	5,978	5,978
Sheen Khoury	7,771	7,771
Scott Weber	7,413	7,413

The vesting and performance objectives of the 2026 PSUs and RSUs are substantially similar in nature to the 2025 awards, with different VWAP targets ($21.00 and $21.50) for the PSUs. The grant amounts and % of PSUs/RSUs reflects peer practice. On the date of grant, the 2026 Equity Awards, the VWAP was $17.78.
Other Compensation Practices, Policies and Guidelines
Clawback Policy
Effective as of October 26, 2023, we adopted a clawback policy that provides for the recoupment of excess incentive compensation paid to executive officers, including our NEOs, in the event of an accounting restatement due to material noncompliance with financial reporting requirements in accordance with NYSE listing standards and Exchange Act Rule 10D-1. The policy applies to compensation that is granted, earned, or vested based in whole or in part upon the attainment of a financial reporting measure and provides for the reimbursement or forfeiture by the executive officer of the excess portion of the compensation received by the executive officers during the three preceding fiscal years.
Hedging and Pledging
Pursuant to the Insider Trading Policy, all employees (including executives) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.
Retirement Plan
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements under the plan. Participants of our 401(k) plan are able to defer a percentage of their eligible compensation, subject to applicable annual Internal Revenue Code and plan limits. All participants’ interests in their deferrals are 100% vested when contributed. We also provide discretionary matching contributions under our 401(k) plan that generally vest over a 4-year period based on the participant’s employment. For 2025, the Company made a match of 50% of the first 6% of eligible compensation contributed, for up to $5,000 per year. Pre-tax or post-tax (Roth 401(k)) contributions are allocated to the participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Internal Revenue Code Section 401(a) with the plan’s related trust intended to be tax exempt under Internal Revenue Code Section 501(a). As a tax-qualified retirement plan, the 401(k) plan allows contributions (on traditional 401(k) plans), and earnings on those contributions, not to be taxable to the employees until distributed from the 401(k) plan.
Perquisites and Other Personal Benefits
We generally do not provide perquisites or other personal benefits to our NEOs.
Compensation Upon Termination of Employment
Dr. Trivedi, Ms. Caron, Mr. Khoury and Mr. Weber are eligible to receive certain severance payments and/or benefits in connection with their termination of employment by the Company without cause or by the NEO for good reason (including upon termination within 12 months following a change of control) as provided under their respective Change in Control and Severance Agreements. The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits are intended to provide our NEOs with financial protection upon loss of employment and to support our executive retention goals and enable our NEOs to focus on the interests of the

Company in the event of a potential change of control. The Company does not pay any tax gross-ups in connection with the severance payments. The compensation committee believes that the severance terms and benefits, including triggering events and amounts payable, are competitive with severance protection being offered by other companies with whom we compete for highly qualified executives. The material terms of these agreements, as in effect for 2025, are described below in the section entitled “Executive Officer Employment Agreements.”
Equity Grant Practices
We have not granted stock options since 2018, and we do not make any grants of stock appreciation rights or similar option-like instruments. Since 2018, the Company has only granted “full-value awards”. Although we do not have a formal policy with respect to the timing of our equity award grants, in the recent past, the majority of our equity awards have been granted on an annual basis in the first quarter of the fiscal year. New hire and ad hoc grants may be granted throughout the year. We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.
Tax and Accounting Considerations
In determining executive compensation, the compensation committee also considers, among other factors, the possible tax consequences to us and to our executives. To maintain maximum flexibility in designing compensation programs, the compensation committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible.
The Decision-Making Process
The Role of the Compensation Committee. The compensation committee oversees the executive compensation program for our NEOs. The compensation committee is comprised of independent, non-employee members of the board. The compensation committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The compensation committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full board, based upon recommendations of the compensation committee.
The Role of Management. In order to decide how to compensate our executive officers, our compensation committee considers the recommendations of our CEO regarding compensation for the respective executive officers that report to him based on our results and each executive officer’s contribution toward these results and overall performance. Our CEO does not make recommendations as to his own compensation.
The Role of the Independent Consultant. The compensation committee may choose to engage an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs.
The Role of Competitive Market Data. Our compensation committee also decides how to compensate our executive officers, including our CEO, by considering competitive market data. For purposes of setting target compensation levels for 2025, we used information from Radford-AON to help us determine the appropriate level of overall target compensation for our executive officers. In making its determinations, the compensation committee reviewed information summarizing the compensation paid at peer group companies and more broad-based compensation surveys. The companies in the fiscal 2025 peer group were developed based on similarity in size and operations within the industries in which we operate and were as follows:

ADTRAN Holdings, Inc.	InterDigital, Inc.
Amplitude, Inc.	JFrog Ltd.
Cambium Networks, Corporation	MeridianLink, Inc.
Casa Systems, Inc.	N-able, Inc.
Consensus Cloud Solutions, Inc.	NetScout Systems, Inc.
Extreme Networks, Inc.	SecureWorks, Corp.
Fastly, Inc.	Sumo Logic, Inc.
ForgeRock, Inc.	Zeta Global Holdings Corp.
Intapp, Inc.	Zuora, Inc.

It is important to note that this market data is not the sole determinant in setting pay levels for the NEOs. The compensation committee also considers Company and individual performance and the nature of an individual’s role within the Company, as well as his or her experience and contributions to his or her current role when making its compensation-related decisions.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” above. Based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board:
Peter Y. Chung (Chair through February 10, 2026)
Eric Singer
Dana Wolf
Fiscal 2025 Summary Compensation Table
The following table provides information regarding the compensation paid to, or earned by, our named executive officers (each, an “NEO” and together, the “NEOs”) for each of our fiscal years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Dhrupad Trivedi Chief Executive Officer & President	2025	697,917	—	5,211,973	1,056,800	7,451	6,974,141
	2024	675,000	337,500	4,500,005	825,000	7,451	6,344,956
	2023	672,917	—	3,896,752	—	7,451	4,577,120
Michelle Caron(3) Chief Financial Officer	2025	107,576	150,000	497,528	78,698	2,715	836,516
Sheen Khoury(4) Executive Vice President, Worldwide Sales & Marketing	2025	233,333	100,000	1,246,700	246,259	6,430	1,832,722
Scott Weber General Counsel and Corporate Secretary	2025	300,000	—	319,100	134,640	6,816	760,557
	2024	300,000	—	329,994	108,000	7,451	745,445
	2023	300,000	—	292,251	—	7,451	599,702
Brian Becker(5) Former Chief Financial Officer	2025	243,333	100,000	558,426	—	286,389	1,188,148
	2024	320,000	—	575,004	158,400	6,311	1,059,715
	2023	319,167	—	496,829	—	6,311	822,307

(1)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock award as computed in accordance with FASB ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the NEO from the award. The assumptions that we used to calculate these amounts are discussed in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. There were no stock options granted to our NEOs in fiscal year 2025.

(2)	The amounts reported in this column represent life insurance premiums paid on behalf of the executive, 401(k) matching contributions and severance in the case of Mr. Becker (as noted below).
(3)	Ms. Caron was appointed as our Chief Financial Officer in September 2025. The amount reported as Bonus represents a sign on bonus, as described in Ms. Caron’s offer letter.
(4)	Mr. Khoury was appointed our Executive Vice President, Worldwide Sales and Marketing in June 2025. The amount reported as Bonus represents a sign on bonus, as described in Mr. Khoury’s offer letter.
(5)
Mr. Becker resigned in September 2025 and forfeited all the non-equity incentive plan compensation under the 2025 Executive Cash Incentive Plan. The amount reported as Bonus was a bonus to assist in the smooth transition of duties to Ms. Caron upon her employment start. In connection with his departure, Mr. Becker received a lump-sum severance payment equal to nine (9) months of salary ($243,750) and the company paid for nine (9) months of COBRA premiums ($36,656).

Grants of Plan-Based Awards in 2025
The following table shows information regarding cash incentive and equity awards granted to our NEOs during our fiscal year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Plan Name(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Dhrupad Trivedi	1/29/2025	Bonus Plan	480,000	800,000	1,120,000	—	—	—	—	—
	2/6/2025	2023 Plan	—	—	—	63,406	126,812	126,812	—	2,605,987
	2/6/2025	2023 Plan	—	—	—	—	—	—	126,812	2,605,987
Michelle Caron	9/30/2025	Bonus Plan	32,273	53,788	75,303	—	—	—	—	—
	9/30/2025	2023 Plan	—	—	—	13,706	13,706	13,706	—	248,764
	9/30/2025	2023 Plan	—	—	—	—	—	—	13,706	248,764
Sheen Khoury	7/14/2025	Bonus Plan	140,000	233,333	326,667	—	—	—	—	—
	7/15/2025	2023 Plan	—	—	—	35,000	35,000	35,000	—	623,350
	7/16/2025	2023 Plan	—	—	—	—	—	—	35,000	623,350
Scott Weber	1/30/2024	Bonus Plan	72,000	120,000	168,000	—	—	—	—	—
	1/30/2024	2023 Plan	—	—	—	3,882	7,764	7,764	—	159,550
	1/30/2024	2023 Plan	—	—	—	—	—	—	7,764	159,550
Brian Becker(6)	1/29/2025	Bonus Plan	107,250	178,750	250,250	—	—	—	—	—
	2/6/2025	2023 Plan	—	—	—	6,794	13,587	13,587	—	279,213
	2/6/2025	2023 Plan	—	—	—	—	—	—	13,587	279,213

(1)
Awards granted under the “Bonus Plan” represent cash incentives granted under our 2025 Executive Cash Incentive Plan. Awards granted under the “2023 Plan” represent awards granted under our 2023 Stock Incentive Plan.

(2)
Our non-equity incentive plan awards, and how they were determined, are based on corporate performance; 50% revenue and 50% adjusted EBITDA, as discussed above in the section entitled “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the 2025 Executive Cash Incentive Plan assuming each NEO met the minimum thresholds, the target and the maximum of both revenue and adjusted EBITDA portions of the bonus that was awarded to the individual for fiscal year 2025. The actual corporate performance portion earned for revenue or adjusted EBITDA is not dependent on achieving the minimum threshold levels for both revenue and adjusted EBITDA. Ms. Caron’s and Mr. Khoury’s amounts are pro-rated by the percentage of the year spent in their respective roles.

(3)
The amounts shown represent shares potentially issuable pursuant to PSUs granted under our 2023 Stock Incentive Plan. The vesting and other terms of such awards are as discussed above in the section entitled “Compensation Discussion and Analysis—2025 PSU Awards” and below in the section entitled “Executive Officer Employment Agreements—PSU and RSU Agreements.”

(4)
For Messrs. Trivedi, Weber and Becker, these RSUs granted under our 2023 Stock Incentive Plan are scheduled to vest in three equal annual installments on the first, second and third year anniversaries of February 1, 2025, subject in each case to the NEO’s continued service to the Company through each applicable vesting date. Mr. Khoury’s RSU has the same vesting schedule, but the vesting commencement date is June 5, 2025. Ms. Caron’s RSU is scheduled to vest in four equal annual installments on the first, second and third year anniversaries of October 5, 2025, subject in each case to the NEO’s continued service to the Company through each applicable vesting date. The RSUs are subject to the vesting acceleration discussed below in the section entitled “Executive Officer Employment Agreements—PSU and RSU Agreements.”

(5)	Amounts reported in this column represent the grant date fair value of RSU and PSU awards, calculated in accordance with FASB ASC Topic 718.
(6)
Mr. Becker resigned in September 2025 and forfeited all the non-equity incentive plan compensation under the 2025 Executive Cash Incentive Plan as well as the unvested portions of his RSUs and PSUs granted in 2025.

Outstanding Equity Awards at 2025 Year-End
The following table sets forth information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2025. The closing price per share on the NYSE of our common stock as of December 31, 2025 was $17.69 per share, which was used as the value of our common stock in the calculations.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dhrupad Trivedi	1/25/2022(2)	64,949	1,148,948	—	—
	2/21/2023(3)	35,296	624,386	—	—
	2/21/2023(4)	79,417	1,404,887	—	—
	1/30/2024(5)	88,366	1,563,195	—	—
	1/30/2024(6)	74,558	1,318,931	—	—
	2/6/2025(7)	126,812	2,243,304	—	—
	2/6/2025(6)(8)	—	—	126,812	2,243,304
Michelle Caron	9/30/2025(9)	13,706	242,459	—	—
	9/30/2025(10)	—	—	13,706	242,459
Sheen Khoury	7/14/2025(11)	35,000	619,150	—	—
	7/14/2025(10)	—	—	35,000	619,150
Scott Weber	7/1/2022(12)	3,730	65,984	—	—
	7/1/2022(13)	7,460	131,967	—	—
	2/21/2023(3)	2,647	46,825	—	—
	2/21/2023(4)	5,956	105,362	—	—
	1/30/2024(5)	6,480	114,631	—	—
	1/30/2024(6)	5,467	96,711	—	—
	2/6/2025(7)	7,764	137,345	—	—
	2/6/2025(6)(8)	—	—	7,764	137,345

(1)
Each of the outstanding RSU awards and PSU awards were granted either under our 2014 Equity Incentive Plan or our 2023 Stock Incentive Plan. Outstanding RSU and PSU awards are also eligible for certain vesting acceleration benefits on a qualifying termination as discussed below in the section entitled “Executive Officer Employment Agreements—PSU and RSU Agreements.”

(2)
The first of three performance milestones (the “$17.25 Performance Milestone”) of this PSU was met on January 23, 2023 and all of shares subject to the $17.25 Performance Milestone have vested. The second performance milestones (the “$18.00 Performance Milestone”) of this PSU was met on February 10, 2025 and one third (1/3) of the shares subject to the $18.00 Performance Milestone vested on February 20, 2025, and the remaining shares subject to the $18.00 Performance Milestone are scheduled to vest as to one-third (1/3) on each of the first and second anniversaries of the achievement of the $18.00 Performance Milestone, subject to continued service to the Company. The third performance milestone (the “$18.75 Performance Milestone”) of this PSU was met on February 24, 2025 and one third (1/3) of the shares subject to the $18.75 Performance Milestone vested on March 10, 2025, and the remaining shares subject to the $18.75 Performance Milestone are scheduled to vest as to one-third (1/3) on each of the first and second anniversaries of the achievement of the $18.75 Performance Milestone, subject to continued service to the Company.

(3)
One third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three successive, equal, yearly installments commencing on the one-year anniversary of February 1, 2023, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(4)
The first of two performance milestones (the “$17.50 Performance Milestone”) of this PSU was met on January 31, 2025. One-half (1/2) of the shares subject to the $17.50 Performance Milestone vested on February 13, 2025, and the remaining shares subject to the $17.50 Performance Milestone are scheduled to vest as to one-fourth (1/4) on each of the first and second anniversaries of the achievement of the $17.50 Performance Milestone, subject to continued service to the Company. The second performance milestones (the “$19.00 Performance Milestone”) of this PSU was met on February 28, 2025 and one-half (1/2) of the shares subject to the $19.00 Performance Milestone vested on February 13, 2025.The remaining shares subject to the $19.00 Performance Milestone are scheduled to vest as to one-fourth (1/4) on each of the first and second anniversaries of the achievement of the $19.00 Performance Milestone, subject to continued service to the Company subject to continued service to the Company.

(5)
One third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three equal, yearly installments commencing on the one-year anniversary of February 1, 2024, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(6)
The first of two performance milestones (the “$15.23 Performance Milestone”) of this PSU was met on December 13, 2024 and one-half (1/2) of the shares subject to the $15.23 Performance Milestone vested on December 26, 2024 and an additional one-fourth (1/4) of the shares subject to the $15.23 Performance Milestone vesting on the one year anniversary of achievement of the $15.23 Performance Milestone. The remaining shares subject to the $15.23 Performance Milestone are scheduled to vest as to one-fourth (1/4) on the second anniversary of the achievement of the $15.23 Performance Milestone, subject to continued service to the Company. The second performance milestones (the “$16.71 Performance Milestone”) of this PSU was met on January 15, 2025, and one-half (1/2) of the shares subject to the $16.71 Performance Milestone vested on January 23, 2025. The remaining shares subject to the $16.71 Performance Milestone are scheduled to vest as to one-fourth (1/4) on each of the first and second anniversaries of the achievement of the $16.71 Performance Milestone, subject to continued service to the Company subject to continued service to the Company.
(7)
One third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three successive, equal, yearly installments commencing on the one-year anniversary of February 1, 2025, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(8)
One half (1/2) of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of certain stock price targets as follows (the “Performance Milestones”): $20.41 and $22.26, as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in three installments, with the first fifty percent (50%) installment to vest within 30 days of the date of achievement of the Performance Milestone and the balance of the installments of twenty-five percent (25%) each, to vest on the 1st and 2nd anniversaries of achievement of the corresponding Performance Milestone, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(9)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of October 5, 2025, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(10)
The shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of the $20.41 stock price target (the “$20.41 Performance Milestone”), as well as continued service to the Company. Upon achievement of the $20.41 Performance Milestone, the shares of the Company’s common stock subject to the PSU award will vest in three installments, with the first fifty percent (50%) of the shares of the Company’s common stock subject to the PSU award to vest within thirty (30) days of achievement of the $20.41 Performance Milestone and an additional twenty-five percent (25%) to vest on each of the first and second anniversaries of achievement of the $20.41 Performance Milestone, subject in each case to the NEO’s continued service on each applicable vesting date.

(11)
One-third (1/3) of the shares of our common stock subject to the RSU award is scheduled to vest in three successive, equal, yearly installments commencing on the one-year anniversary of June 5, 2025, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(12)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of July 5, 2022, subject in each case to NEO remaining a Service Provider through the applicable vesting date.

(13)
The shares of our common stock subject to the PSU award became eligible to vest upon the achievement of the $18.00 stock price target (the “$18.00 Performance Milestone”) on February 10, 2025. One third (1/3) of the shares subject to the $18.00 Performance Milestone vested on February 20, 2025, and the remaining two-third (2/3) are scheduled to vest on the first and second anniversaries of the achievement of the $18.00 Performance Milestone, subject in each case to the NEO’s continued service on each applicable vesting date.

Option Exercises and Stock Vested in 2025
The following table sets forth the number of shares of common stock acquired during 2025 by our NEOs upon the exercise of stock options and the vesting of stock awards and the value realized upon such exercise or vesting.

Name	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($)(1)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($)(2)
Dhrupad Trivedi	—	—	303,045	5,989,802
Michelle Caron	—	—	—	—
Sheen Khoury	—	—	—	—
Scott Weber	—	—	28,501	574,437
Brian Becker	—	—	37,061	737,907

(1)
The value realized upon exercise was determined by multiplying (i) the number of shares exercised by (ii) the difference between the exercise price per share and the closing price per share on the NYSE of our common stock on the day of exercise.

(2)
The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the NYSE of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during 2025.
Executive Officer Employment Agreements
We entered into employment offer letters with our NEOs in connection with commencement of employment with us. Dr. Trivedi, Ms. Caron, Mr. Khoury and Mr. Weber are eligible to receive certain severance payments and/or benefits in connection with their termination of employment under various circumstances, including following a change in control, pursuant to written change in control and severance arrangements described below.
Change in Control and Severance Agreements
We entered into a Change in Control and Severance Agreement (each, an “Agreement” and together, the “Agreements”) with each of Dr. Trivedi, Ms. Caron, Mr. Khoury and Mr. Weber.
Each Agreement provides that upon completion of at least one year of employment in an executive role, except in the case of Dr. Trivedi who did not have a one year threshold, if (a) we terminate the executive’s employment with us for any reason other than for Cause (as defined below) and not due to the executive’s death or Disability (as defined in the Agreement), or (b) the executive resigns for Good Reason (as defined below), and in each case the termination does not occur during the Change in Control Period (as defined below), the executive will receive the following severance benefits: (i) continuing payments of salary at a rate equal to executive’s base salary rate in effect immediately prior to the executive’s termination for a period of 12 months in the case of Dr. Trivedi or 9 months in the case of the other NEOs, and (ii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months in the case of Dr. Trivedi or 9 months in the case of the other NEOs.
Each agreement further provides that if we terminate the executive’s employment with us for any reason other than Cause and not due to the executive’s death or disability, or the executive resigns for Good Reason, and in each case the termination occurs during the Change in Control Period, the executive will receive the following severance benefits: (i) a lump sum cash payment equal to 100% of the greater of the executive’s salary in effect as of immediately prior to his employment termination or the Change in Control, (ii) a lump sum cash payment equal to 100% of the greater of the executive’s target bonus in effect for the year in which the executive’s employment terminates or the Change in Control occurs, (iii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months, (iv) 100% accelerated vesting of the executive’s outstanding equity awards that are subject to continued service-based vesting criteria and that no longer are or never were subject to the achievement of performance-based or other similar vesting criteria, and (v) unless otherwise provided in the equity award agreement (in the case of Mr. Trivedi), performance-vested equity awards shall be subject to 100% accelerated vesting assuming the relevant performance criteria had been achieved at target levels for the relevant performance period(s).

In order to receive the severance benefits under the Agreement, the executive must sign and not revoke a release of claims in our favor and comply with confidentiality obligations.
As defined in the Agreements, “Cause” generally means the executive’s (i) repeated failure to perform his duties and responsibilities to the Company or abide in all material respects with the Company’s policies after receiving written notice, (ii) engagement in illegal conduct injurious to the Company in any material respect, (iii) material violation or material breach of his confidential information and invention agreement with the Company that is not cured within 20 days of written notice or is incapable of cure, or (iv) conviction or plea of no contest to a felony (other than motor vehicle offenses that do not materially impair the executive’s performance of his employment duties) or any crime involving fraud, embezzlement or other offense involving moral turpitude, and/or committing any act of embezzlement, dishonesty or fraud against or the misappropriation of material property belonging to the Company.
As defined in the Agreements, “Change in Control Period” generally means, subject to the occurrence of a Change in Control, the period beginning on the date that an agreement to enter into such Change in Control is signed and executed and ending on the date 12 months following such Change in Control. As defined in the Agreements, “Change in Control” generally means the occurrence of any of the following events: (i) a change in our ownership that occurs on the date that any one person or persons acting as a group (“Person”), acquires ownership of our stock that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of our stock; or (ii) a change in our effective control that occurs on the date that a majority of members of the board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets that occurs on the date that any Person acquires (or has acquired during a 12-month period) assets from us with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s), excluding any transfer to an entity that is controlled by our stockholders immediately after the transfer and any transfer of assets by us to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us. For purposes of this definition, gross fair market value means the value of our assets, or the value of our assets being disposed of, determined without regard to any liabilities associated with such assets.
As defined in the Agreements, “Good Reason” generally means the executive’s voluntary termination of employment with us within 90 days following the expiration of our cure period following one or more of the following occurring without the executive’s prior consent: (i) a material reduction in the executive’s gross base salary other than in connection with a similar reduction for all similarly situated employees; (ii) a material reduction in the executive’s authority, duties, or responsibilities; or (iii) a relocation of the executive’s principal place of work to a location that is more than 50 miles from his current principal work site for us. The executive may not resign for Good Reason without first providing us with notice within 60 days of the initial existence of the condition that he believes constitutes Good Reason identifying the grounds for Good Reason and a reasonable cure period of at least 30 days following the date of such notice, during which such grounds must not have been cured.
PSU and RSU Agreements
Each of the NEO’s PSU agreements that include stock price-based targets provides that if a Change in Control occurs and any performance milestone has not yet been met, then the per share consideration to be received by our stockholders in the transaction will be measured against such performance milestone to determine whether such performance milestone has been achieved. Any portion of the PSU award for which such performance milestone is deemed achieved (based on the transaction price paid in the Change in Control) will thereafter be subject only to the time-based vesting criteria. In addition, if we terminate an NEO’s employment with us for any reason other than Cause (as defined above) and not due to the executive’s death or Disability (as defined in the award agreement), or the NEO resigns for Good Reason (as defined above), and in each case the termination occurs during the Change in Control Period (as defined above), such NEO will receive 100% accelerated vesting of the outstanding the portion of the PSU award for which any performance milestone has been met.
Each of the NEO’s RSU agreements provides that if we terminate an NEO’s employment with us for any reason other than Cause (as defined above) and not due to the executive’s death or Disability (as defined in the award agreement), or the NEO resigns for Good Reason (as defined above), and in each case the termination occurs during the Change in Control Period (as defined above), such NEO will receive 100% accelerated vesting of the outstanding equity awards of the RSU.

Potential Payments Upon Termination or Change in Control
The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the NEOs, assuming the triggering event took place on December 31, 2025 and based on the $17.69 closing price per share of our common stock on the NYSE on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2025, the price per share of our common stock on the date of the triggering event may be higher or lower than $17.69 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below. Ms. Caron and Mr. Khoury had not met the one-year employment requirement as of December 31, 2025, as specified in their Change in Control and Severance Agreements, so they would not be eligible for any severance or acceleration of vesting pursuant to such agreements.
Termination of Employment Unrelated to a Change in Control

Name	Salary Continuation ($)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	700,000	52,881	752,881
Scott Weber	225,000	27,517	252,517

Termination of Employment in Connection with a Change in Control

Name	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock Units ($)(1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	700,000	800,000	8,303,651	52,881	9,856,532
Scott Weber	300,000	120,000	698,826	36,689	1,155,515
Michelle Caron	—	—	242,459	—	242,459
Sheen Khoury	—	—	619,150	—	619,150

(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding RSU awards that would have vested had the NEO been terminated in connection with a Change in Control. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding RSU awards at December 31, 2025, that would become vested by (ii) $17.69 (the closing market price of our common stock on the NYSE on December 31, 2025). No amount is included for outstanding PSU awards, as the stock price performance milestones contained in outstanding PSUs all exceed $17.69 per share.

The compensation committee retains discretion to provide additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1) (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	3,086,858(2)	$0.00(3)	5,265,059
Equity compensation plans not approved by stockholders	—	—	—
Total	3,086,858(2)	$0.00(3)	5,265,059

(1)
Includes 2,464,605 shares under our 2023 Stock Incentive Plan (the “2023 Plan”) and 2,800,454 shares available for issuance under our 2014 Employee Stock Purchase Plan (the “ESPP Plan”), including shares subject to purchase during the current purchase period. Does not include shares subject to outstanding stock-based awards under the retired 2014 Equity Incentive Plan (the “2014 Plan”) and the 2023 Plan that may be forfeited and become available for future issuances under the terms of the 2023 Plan.

(2)
Consists of 3,086,858 shares granted as RSUs or PSUs and options to purchase 0 shares and excludes purchase rights under the ESPP Plan (no options outstanding 12/31/2025).

(3)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.
CEO Pay Ratio
Presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
As determined in accordance with SEC rules, the fiscal year 2025 annual total compensation was $6,974,141 for our Chief Executive Officer, as reported in the “Summary Compensation Table” above. We estimate that the fiscal year 2025 annual total compensation for the median of all employees, excluding our Chief Executive Officer, was $198,683. The resulting ratio of our Chief Executive Officer’s annual total compensation to that of the median of all employees, excluding our Chief Executive Officer, for fiscal year 2025 is 35.1 to 1.
As permitted by SEC rules, to identify our median employee, we elected to use the annual total compensation of each employee for fiscal year 2025. For these purposes, annual total compensation included annual base salary or hourly wages, cash incentives, commissions, 401(k) company match, comparable cash elements of compensation in non-U.S. jurisdictions and grant date fair market value of equity compensation granted in fiscal year 2025. We utilized internal human resources records with all foreign currencies converted to U.S. dollars. With the exception of the 401(k) match, all amounts were annualized for permanent employees who did not work for the entire year. We identified the employee with the median compensation calculated as described above. We calculated annual total compensation for the median employee using the same methodology used to calculate the “Total” column of the “Summary Compensation Table.” We selected the median employee from among our global population of employees as of the end of fiscal year 2025. We did not exclude any employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

Pay versus Performance
Below are the tables and related footnotes for PVP:

	CEO		Non-CEO NEOs		Value of Initial Fixed $100 Investment Base On: Jan 1st, 2021
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)	The Company Total Shareholder Return	Peer Group Total Shareholder Return(1)	Net Income (millions)	100-Day Volume Weighted Average Stock Price(5)
2025	6,974,141	6,602,267	1,154,486	843,944	91.17%	104.72%	$42.1	$17.76
2024	6,344,956	10,373,309	1,090,459	1,182,950	96.23%	47.66%	$50.1	$16.11
2023	4,577,120	2,500,784	861,834	(729,343)	38.13%	19.27%	$40.0	$12.40
2022	4,453,280	4,364,958	944,728	482,296	71.44%	-30.18%	$46.9	$16.73
2021	3,135,250	7,250,200	1,121,976	1,943,908	68.67%	18.04%	$94.9	$15.07

(1)	The Company’s peer group Total Shareholder Return is based on NYSE Technology Index, which is one of the indexes used for purposes of our 10-K performance graph.
(2)
The following represents the adjustments made to the Summary Compensation Table totals to derive the compensation actually paid to Dr. Trivedi in his role as CEO. Dr. Trivedi served as the CEO through the entire reporting period.

Adjustments	2025	2024	2023	2022	2021
Amounts reported in “Stock Awards” column of Summary Compensation Table	(5,211,973)	(4,500,005)	(3,896,752)	(2,999,996)	(1,699,993)
Fair value of outstanding and unvested stock awards that were granted in the current year:	3,888,532	5,142,872	2,854,663	3,237,507	2,156,627
Change in fair value for stock awards outstanding and unvested at the end of the current year that were granted in a prior year:	234,011	2,360,631	(635,675)	17,739	2,940,000
Fair value of stock awards granted and vested in the current year:	—	934,951	—	—	553,941
Change in fair value for stock awards vested in the current year that were granted in a prior year:	717,557	89,905	(398,572)	(343,571)	164,375

(3)
The following represents the average adjustments made to the Summary Compensation Table totals for our non-CEO named executive officers to derive the average compensation actually paid for our non-CEO named executive officers.

Adjustments	2025	2024	2023	2022	2021
Amounts reported in “Stock Awards” column of Summary Compensation Table	(655,438)	(351,668)	(1,430,284)	(475,557)	(499,998)
Fair value of outstanding and unvested stock awards that were granted in the current year:	446,797	344,763	293,936	419,947	634,307
Change in fair value for stock awards outstanding and unvested at the end of the current year that were granted in a prior year:	58,410	194,716	(53,083)	1,649	520,860
Fair value of stock awards granted and vested in the current year	—	73,058	—	—	162,920
Change in fair value for stock awards vested in the current year that were granted in a prior year:	45,733	2,489	(33,872)	(71,765)	3,843
Fair value of stock awards forfeited in the current year that were granted in a prior year:	(206,044)	(170,867)	(367,872)	(336,707)	—

(4)	The named executive officers included in the non-CEO named executive average for each year are as follows:

2025	Ms. Caron, Mr. Khoury, Mr. Weber and Mr. Becker.
2024	Messrs. Becker and Weber and Ms. Thomas.
2023	Messrs. Becker, Bruening and Weber and Ms. Thomas.
2022	Messrs. Becker, Bruening, Cochran, and Weber.
2021	Messrs. Becker, Bruening, and Cochran.

(5)
Represents 100-Day Volume Weighted Average Stock Price (“VWAP”) as of December 31 of each applicable year. The VWAP metric is used for purposes of determining achievement of our 2025 PSU awards, which are eligible to vest upon the achievement of two distinct VWAP targets during the performance period beginning on the date of grant of the 2025 PSU award and ending on the four (4) year anniversary of such date.

As discussed in the Compensation Discussion and Analysis, our 100-Day Volume Weighted Average Stock Price is a performance goal in our long-term equity incentive compensation plan, and adjusted EBITDA and revenue are performance goals in our 2025 Executive Cash Incentive Plan. Though TSR and net income are not directly tied to the performance-based compensation paid to the NEOs, the 100-Day Volume Weighted Average Stock Price and the revenue performance measures are components of TSR and net income and, as such, TSR and net income results indirectly impact the compensation actually paid to our NEOs. A comparison of our TSR and the TSR of the reported peer group that shows our TSR for 2025, 2024, 2023, 2022 and 2021 is displayed below.

The following metrics represent the three most important financial performance measures used by the Company in setting NEO compensation for the most recent fiscal year:

100-Day Volume Weighted Average Stock Price
Revenue
Adjusted EBITDA

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 26, 2026 for:
•	each of our directors and nominees for director;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 71,723,964 shares of our common stock outstanding as of February 26, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 26, 2026 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 26, 2025 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	13,179,913	18.38%
The Vanguard Group(2)	7,435,260	10.37%
NEOs and Directors:
Dhrupad Trivedi(3)	323,209	*
Michelle Caron	—	*
Sheen Khoury	1,523	*
Scott Weber(4)	25,056	*
Tor R. Braham(5)	185,579	*
Peter Y. Chung(5)	200,065	*
Eric Singer(5)	86,271	*
Dana Wolf(5)	47,670	*
Brian Becker(6)	77,599	*
All current executive officers and directors as a group (8 persons)(7)	869,373	1.21%
*	Represents beneficial ownership of less than one percent (1%).
(1)
A Schedule 13G/A was filed with the SEC on January 19, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company with the following subsidiaries who are also beneficial owners: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., Blackrock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. This Schedule 13G/A reports that BlackRock has sole voting power with respect to 13,054,747 shares beneficially owned as of December 31, 2023 and sole dispositive power with respect to 13,179,913 shares beneficially owned as of December 31, 2023. The address for each of these entities is 50 Hudson Yards, New York, NY 10001.

(2)
A Schedule 13G/A was filed with the SEC on March 6, 2025 by The Vanguard Group (“Vanguard”). Vanguard is an investor-owned group. This Schedule 13G/A reports that Vanguard has shared voting power with respect to 133,679 shares beneficially owned as of February 28, 2025, sole dispositive power with respect to 7,227,131 shares beneficially owned as of February 28, 2025, and shared dispositive power with respect to 208,129 shares beneficially owned as of February 28, 2025. The address for each of these entities is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Includes 19,854 shares issuable pursuant to performance-based RSUs which will vest within 60 days of February 26, 2026.

(4)	Includes 1,489 shares issuable pursuant to performance-based RSUs which will vest within 60 days of February 26, 2026.
(5)	Includes 12,698 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 26, 2026.
(6)	Mr. Becker resigned from his position as Chief Financial Officer, effective September 30, 2025. This amount is based solely on information from his last Form 4 filed on August 14, 2025.
(7)
Includes an (i) an aggregate of 21,343 performance-based RSUs which will vest within 60 days of February 26, 2026, and (ii) an aggregate of 50,792 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 26, 2026.

RELATED PERSON TRANSACTIONS
We describe below all transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Employment Arrangements and Indemnification Agreements
We have entered into employment arrangements with certain of our current and former executive officers. See “Executive Officer Employment Agreements.”
We have also entered into indemnification agreements with certain of our officers and directors that require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
The audit committee of the board has the primary responsibility for reviewing and approving transactions with related parties. The audit committee charter provides that the audit committee may review and approve in advance any proposed related party transactions.
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of the audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The audit committee has determined that certain transactions shall be deemed to be pre-approved by the audit committee, even if the aggregate amount involved will exceed $120,000, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based on our review of forms we received, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during our fiscal year ended December 31, 2025, all Section 16(a) filing requirements were satisfied on a timely basis, except that the Form 3 for Mr. Khoury was filed late due to extended delays in obtaining Mr. Khoury’s EDGAR Codes.
Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on our website at http://investors.a10networks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to A10 Networks, Inc., Attention: Investor Relations, 2300 Orchard Parkway, San Jose, California 95131.
* * *
The board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or execute and return, at your earliest convenience, the proxy card in the envelope that will be provided with the proxy card.

THE BOARD OF DIRECTORS

San Jose, California March 10, 2026

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
What matters am I voting on?
You will be voting on:
•
the election of the director nominees named in this proxy statement, to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;
•	a proposal to approve, on an advisory and non-binding basis, the frequency of holding future advisory votes on executive compensation;
•	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
The board recommends a vote:
•	“FOR” the election of each of the director nominees;
•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement;
•	for “1 YEAR” as the frequency of holding future advisory votes on executive compensation; and
•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.
Who is entitled to vote?
Holders of our common stock as of the close of business on February 26, 2026 (the “record date”) may vote at the Annual Meeting. As of the record date, there were 71,723,964 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•
Proposal No. 1: The election of directors requires a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the nominees who receive the largest number of votes cast “FOR” their election are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of “WITHHOLD” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.
•
Proposal No. 2: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

•
Proposal No. 3: You may indicate your preference regarding the frequency of holding future advisory votes on executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may “ABSTAIN” from voting on the proposal. The frequency-one year, two years or three years-receiving the highest number of votes will be considered the frequency of holding future advisory votes on executive compensation recommended by stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal. Our board will consider our stockholders’ preference as reflected in the vote on this proposal in determining how frequently the advisory vote on executive compensation occurs in the future.

•
Proposal No. 4: The ratification of the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “AGAINST” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on April 21, 2026 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of A10 Networks, Inc., in writing, at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131; or
•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
To attend the meeting, you must be a holder of Company shares as of the record date of February 26, 2026. If you plan to attend, please notify the Company no later than April 21, 2026 at 5:00 p.m. Pacific Time by contacting Jaime Garcia (jgarcia@a10networks.com).
On the day of the meeting, you may be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Please note that seating is limited. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
We intend to hold our Annual Meeting in person. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the Securities and Exchange Commission (the “SEC”) along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at http://www.proxydocs.com and http://investors.a10networks.com.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of the board. Dhrupad Trivedi, Michelle Caron and Scott Weber have been designated as proxies by the board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of the board as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to provide our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 10, 2026 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual stockholder meetings. All stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.
How are proxies solicited for the Annual Meeting?
The board, officers and other employees may be soliciting proxies for use at the Annual Meeting by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation and all expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Grant Thornton LLP. Your broker will not have discretion to vote on any other proposal absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” which allows us to deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
A10 Networks, Inc.
Attention: Investor Relations
2300 Orchard Parkway
San Jose, California 95131
(408) 325-8668
Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered at our 2027 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices prior to certain deadlines. Those deadlines vary based upon when we actually hold our 2026 annual meeting and also whether the stockholder intends the proposal to be included in our proxy statement for the meeting.
Proposals Intended to be Included in our Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting, our Secretary must receive the written proposal at our principal executive offices no later than November 10, 2026. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
A10 Networks, Inc.
Attention: Secretary
2300 Orchard Parkway
San Jose, California 95131

Proposals Not Intended to be Included in our Proxy Statement
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders but who do not intend for the proposal to be included in our proxy statement for the meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of the board, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in the bylaws, provided, however, that such business must be a proper matter for stockholder action pursuant to the bylaws and applicable law.
If we hold the 2027 annual meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered at the 2027 annual meeting, our Secretary must receive the written notice at our principal executive offices at the above address:
•	no earlier than December 25, 2026; and
•	no later than the close of business on January 24, 2027.
If we hold the 2027 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written notice no earlier than the close of business on the 120th day before the actual date of the 2027 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2027 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2027 annual meeting.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear at such annual meeting to present such proposal, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on the board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by our bylaws and give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “—Proposals Not Intended to be Included in our Proxy Statement.”
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 21, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 21, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

Nominees	**For**	**Withhold**
1a. Tor R. Braham	☐	☐
1b. Peter Y. Chung	☐	☐
1c. Eric Singer	☐	☐
1d. Dhrupad Trivedi	☐	☐
1e. Dana Wolf	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

The Board of Directors recommends you vote 1 YEAR on proposal 3.

	1 year	**2 years**	**3 years**	**Abstain**
3. To provide an advisory vote regarding the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.

	For	**Against**	**Abstain**
4. To ratify the appointment of Grant Thornton LLP as our independent public accounting firm for our fiscal year ending December 31, 2026.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000693508_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

A10 NETWORKS, INC.
Annual Meeting of Stockholders
April 22, 2026
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dhrupad Trivedi, Michelle Caron and Scott Weber, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of A10 Networks, Inc., to be held on Wednesday, April 22, 2026 at 10:00 a.m. Pacific time, at the Company's executive offices located at 2300 Orchard Parkway, San Jose, California 95131, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000693508_2 R2.09.05.010